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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


               DELAWARE                                 56-0950247
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

      1301 AVENUE OF THE AMERICAS
          NEW YORK, NEW YORK                              10019
(Address of Principal Executive Offices)                (Zip Code)

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
If this form relates to the registration of a class of     If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the                securities pursuant to Section 12(g) of the
Exchange Act and is effective pursuant to General          Exchange Act and is effective pursuant to General
Instruction A.(c), please check the following box. /x/     Instruction A.(d), please check the following box. / /
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Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                       Name of Each Exchange on Which
        to be so Registered                       Each Class is to be Registered
        -------------------                       ------------------------------

Common Stock, $0.01 par value per share               New York Stock Exchange
(regular way and when-issued)

Series A Junior Participating Preferred Stock         New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
                                 ---------------
                                (Title of Class)

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ITEM 1:        DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The title of the classes of securities to be registered hereunder are Common Stock, $0.01 par value per share (the "Common Stock"), and Series A Junior Participating Preferred Stock.

     A description of the Common Stock is set forth under the heading "Description of Capital Stock" in the Information Statement which is attached to this document as Exhibit 99.1, which description is incorporated into this document by reference.

     A description of the Series A Junior Participating Preferred Stock is set forth as follows. On May 17, 1999, the Board of Directors of R.J. Reynolds Tobacco Holdings, Inc. (the "Company") declared a dividend, payable on May 27, 1999 (the "Record Date"), of preferred stock purchase rights (the "Rights") in an amount such that one Right is payable with respect to each share of Common Stock of the Company outstanding as of the close of business on June 14, 1999.

     Before the Distribution Date, as defined below, the Rights will be evidenced (1) with respect to any of the shares of Common Stock held in uncertificated book-entry form (a "Book-Entry") outstanding as of the Record Date, by that Book-Entry and (2) with respect to the shares of Common Stock evidenced by Common Stock certificates outstanding as of the Record Date, by that Common Stock certificate, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. Before the Distribution Date, transfer on the Company's direct registration system of any Common Stock represented by a Book-Entry, or by a Common Stock certificate, will also constitute the transfer of the Rights associated with the Common Stock represented by that Book-Entry or certificate. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of
(1) the close of business on the 10th day (or such later day as may be designated by action of a majority of the Board of Directors of the Company) after the date (the "Stock Acquisition Date") of the first public announcement that is after June 14, 1999 that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (2) the close of business on the 10th business day (or such later day as may be designated before any person has become an Acquiring Person by the Board of Directors) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in that person becoming an Acquiring Person.

     Before the Distribution Date, the Rights will not be exercisable. After the Distribution Date, each Right will be exercisable to purchase, for $150 (the "Purchase Price"), one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The terms and conditions of the Rights are set forth in a Rights Agreement dated as of May 17, 1999, between the Company and its rights agent (the "Rights Agreement").

     At any time after any person has become an Acquiring Person (but before the occurrence of any of the events described in the second succeeding paragraph), each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

     At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock or the occurrence of any of the events described in the next paragraph), the Board of Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

     If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other

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securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder, after the Distribution Date, to purchase, for the Purchase Price, a number of shares of common stock of the other party to that business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

     The Board of Directors may redeem all of the Rights at a price of $0.01 per Right at any time prior to the close of business on the tenth day after public announcement that any person has become an Acquiring Person (subject to extension by a majority of the Board of Directors of the Company). After any person has become an Acquiring Person, Rights may be redeemed only with the approval of a majority of the Board of Directors of the Company.

     The Rights will expire on May 27, 2009, unless earlier exchanged or redeemed.

     For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons), cause the Rights Agreement to become amendable other than in accordance with this sentence or cause the Rights again to become redeemable.

     Rights holders have no rights as a stockholder of the Company, including no right to vote and no right to receive dividends.

     The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

     As of May 12, 1999, assuming completion of the distribution of the Company's common stock to Holdings stockholders based on a one-for-three distribution ratio, there were 108,570,573 shares of Common Stock outstanding and 8,000,000 shares reserved for issuance under the Company's stock option plans. Each outstanding share of Common Stock on the Record Date will receive one Right. Shares of Common Stock issued after the Record Date and before the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding before the Distribution Date will have Rights attached. 1,500,000 shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above.

     While the dividend of the Rights will not be taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

     The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is attached to this document as Exhibit 4.1 and incorporated in this document by reference.

ITEM 2:        EXHIBITS

     The following documents are filed as exhibits hereto:


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      EXHIBIT
       NUMBER                           DESCRIPTION
       ------                           -----------

        2.1 Distribution Agreement dated as of May 12, 1999 among RJR Nabisco Holdings Corp., RJR Nabisco, Inc. and R.J. Reynolds Tobacco Company.

        2.2 Form of Certificate of Merger and Agreement and Plan of Merger among RJR Nabisco Holdings Corp., RJR Nabisco, Inc. and R.J. Reynolds Tobacco Holdings, Inc.

        3.1 Form of Restated Certificate of Incorporation of R.J. Reynolds Tobacco Holdings, Inc., to be in effect upon the effectiveness of the distribution.

        3.2 Form of By-Laws of R.J. Reynolds Tobacco Holdings, Inc., to be in effect upon the effectiveness of the distribution.

        4.1 Form of Rights Agreement between R.J. Reynolds Tobacco Holdings, Inc. and its rights agent.

        10.1 Form of Tax Sharing Agreement among RJR Nabisco Holdings Corp., RJR Nabisco, Inc., R.J. Reynolds Tobacco Company and Nabisco Holdings Corp.

        10.2 Indenture dated as of May 15, 1999 among RJR Nabisco, Inc., R.J. Reynolds Tobacco Company and The Bank of New York as trustee.

        10.3 First Supplemental Indenture and Waiver dated as of April 27, 1999 between RJR Nabisco, Inc. and The Bank of New York, to the Amended and Restated Indenture dated as of July 24, 1995 between RJR Nabisco, Inc. and The Bank of New York as successor trustee.

        10.4 Second Supplemental Indenture and Waiver dated as of April 27, 1999 between RJR Nabisco, Inc. and The Bank of New York, to the Amended and Restated Indenture dated as of May 18, 1992 between RJR Nabisco, Inc. and The Bank of New York as successor trustee, as amended by the Form of First Supplemental Indenture and Waiver thereto dated as of June 2, 1995.

        10.5 Credit Agreement dated as of May 7, 1999, among RJR Nabisco, Inc., RJR Nabisco Holdings Corp. .5 and the lending institutions listed and to be listed from time to time on Annex 1.

        10.6 Guarantee dated as of May 18, 1999 by R.J. Reynolds Tobacco Company to the holders and to The Bank of New York, as trustee, in connection with the Indenture dated as of May 15, 1999 among RJR Nabisco, Inc., R.J. Reynolds Tobacco Company and The Bank of New York as trustee.

        10.7 Form of Subsidiary Guaranty by R.J. Reynolds Tobacco Company to the creditors defined therein, in connection with the Credit Agreement dated as of May 7, 1999, among RJR Nabisco, Inc., RJR Nabisco Holdings Corp. and the lending institutions listed and to be listed from time to time on Annex 1.

        10.8    RJR Nabisco, Inc. 1999 Long Term Incentive Plan.

        21.1    Subsidiaries of the registrant.

        27.1    Financial Data Schedule for the year ended December 31, 1998.


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      EXHIBIT
       NUMBER                           DESCRIPTION
       ------                           -----------

        27.2    Financial Data Schedule for the year ended December 31, 1997.

        27.3    Financial Data Schedule for the year ended December 31, 1996.

        27.4    Financial Data Schedule for the three months ended March 31,
                1999.

        27.5    Financial Data Schedule for the three months ended March 31,
                1998.

        99.1 Information Statement of R.J. Reynolds Tobacco Holdings, Inc. dated as of May 19, 1999.







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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        R.J. REYNOLDS TOBACCO HOLDINGS, INC.


                                        By: /s/ Colin McBride
                                            ------------------------------------
                                            Name: Colin McBride
                                            Title: Senior Vice President,
                                                   Associate General Counsel and
                                                   Corporate Secretary

Date:  May 19, 1999










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